EXHIBIT 99.1

Immunomedics Announces Second Quarter Fiscal 2010 Results and Clinical Program Developments

MORRIS PLAINS, N.J., Feb. 2, 2010 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company focused on developing monoclonal antibodies to treat cancer and other serious diseases, today reported financial results for the second quarter ended December 31, 2009. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

Second Quarter Fiscal 2010 Results

The Company reported revenues of $5.1 million and net income of $0.8 million, or $0.01 per share, for the second quarter of fiscal year 2010, which ended December 31, 2009. This compares to revenues of $8.5 million and a net income of $2.9 million, or $0.04 per share, for the same period last year. The reduction in revenues for the second quarter of fiscal 2010 was primarily the result of a $3.4 million decrease in license fee revenue from the Company's development, collaboration and license agreement with Nycomed, GmbH, due to a change in the estimated date of completing the Company's obligations under the agreement from December 31, 2009 to March 31, 2010. This was partially offset by increased reimbursements of $1.9 million received from Nycomed, resulting in lower research and development expenses.  In the previous year, the Company received $1.4 million from the sale of tax benefits through the New Jersey Technology Tax Certificate Transfer Program.  There was no sale of tax benefits during the three-month period ended December 31, 2009. The Company did receive $1.0 million from the State of New Jersey for the sale of tax benefits under this program in January 2010.

For the first half of fiscal year 2010, the Company reported revenues of $44.1 million and net income of $32.8 million, or $0.44 per basic share. This compares to revenues of $13.4 million and net income of $0.7 million, or $0.01 per basic share, for the same period last year. The improvement in revenues was primarily the result of recording $31.1 million of license fee revenue in fiscal 2010 from the May 2006, development, collaboration and license agreement between the Company and UCB, S.A. There was no licensing fee revenue from the UCB agreement recorded in the same period last fiscal year. Net income for the six-month period ended December 31, 2009 was also positively impacted by $2.6 million of reduced research and development expenses, resulting primarily from higher reimbursements from Nycomed.

As of December 31, 2009, the Company had $18.6 million in cash and cash equivalents. In January 2010, the Company received $11.3 million in cash from a $5.0 million milestone payment from Nycomed, $5.3 million in proceeds from the liquidation of two Auction Rate Securities (ARS), and $1.0 million tax benefits from the State of New Jersey. The Company recorded a gain of $0.6 million on the sale of the ARS. The remaining AAA rated student loan ARS valued at $12.5 million currently have no liquidity.

Gerard G. Gorman, Senior Vice President, Finance and Business Development, and Chief Financial Officer stated, "We are pleased to receive our first clinical milestone payment from Nycomed in connection with the study in immune thrombocytopenic purpura, (ITP). Coupled with the cash proceeds from the sale of some of our ARS and the receipt of NOL's, our cash position has been substantially improved." Mr. Gorman added, "We are also pleased that clivatuzumab continues to produce encouraging results in pancreatic cancer, both as a therapeutic agent for patients with advanced stage disease or when used in a diagnostic blood test for detecting early stage cancer, as recently reported at the Gastrointestinal Cancers Symposium. These pathways are part of a three-pronged approach we are developing for the management of pancreatic cancer, which includes early detection and diagnosis with a blood test; a highly sensitive and specific molecular imaging method for locating cancer sites, prior to and following treatment; and using radiolabeled clivatuzumab in combination with gemcitabine for a more selective and personalized therapy of advanced disease." Furthermore, Mr. Gorman stated, "The Company is continuing discussion with interested parties for project funding for a Phase III registration trial of veltuzumab in follicular, non-Hodgkin's lymphoma, which will not be undertaken unless we are able to obtain the additional funding."

Key clinical developments and future planned activities:

Epratuzumab

  The Company was awarded U.S. patent 7,641,901 covering the use of epratuzumab and other anti-CD22 antibodies, alone and in combination with other therapeutics, such as antibodies, cytokines, or drugs, for the treatment of a wide range of autoimmune diseases that include systemic lupus erythematosus, rheumatoid arthritis, Sjögren's syndrome, multiple sclerosis, myasthenia gravis, diabetes mellitus, and ulcerative colitis

  UCB has announced they will initiate a Phase III program for epratuzumab in lupus during calendar year 2010

  At the 51st Annual Meeting of the American Society of Hematology, clinical investigators from Mayo Clinic reported results from their study evaluating the ability of positron-emission tomography to predict the outcome of patients with diffuse large B-cell lymphoma treated with epratuzumab in combination with rituximab and CHOP therapy. (Please refer to www.immunomedics.com/news_pdf/2009_PDF/PR12072009A.pdf for more information)

  The Eastern Cooperative Oncology Group, funded primarily by the National Cancer Institute, is working on the design of a Phase III clinical trial randomizing patients with aggressive lymphoma to receive rituximab and chemotherapy with or without epratuzumab

Veltuzumab

  Follow-up results of low-dose veltuzumab for ITP were presented at the 2009 American Society of Hematology annual meeting. (For more information, please refer to the Company's press release at www.immunomedics.com/news_pdf/2009_PDF/PR12072009A.pdf)

  Updated results of subcutaneous therapy of lymphoma with veltuzumab were presented at the 51st annual meeting of the American Society of Hematology (Please refer to the Company's press release at www.immunomedics.com/news_pdf/2009_PDF/PR12082009.pdf for more information)

  Nycomed is planning to initiate a Phase II study of subcutaneous formulation of veltuzumab in patients with rheumatoid arthritis during calendar year 2010

  In fiscal year 2010, if project funding has been secured, the Company plans to initiate a registration trial comparing veltuzumab plus chemotherapy with rituximab plus chemotherapy in patients with newly diagnosed follicular lymphoma

Clivatuzumab

  Results from the ongoing Phase I/II study of fractionated yttrium-90-labeled clivatuzumab tetraxetan in combination with gemcitabine for patients with inoperable, advanced pancreatic cancer were presented at the 2010 Gastrointestinal Cancers Symposium of the American Society of Clinical Oncology. (Please refer to the Company's press release at www.immunomedics.com/news_pdf/2010_PDF/PR01252010.pdf for more information)

  At the same conference, results from initial studies of a new clivatuzumab-based blood test aimed at identifying patients with early-stage pancreatic cancer were also presented. (For more information, please refer to the Company's press release at www.immunomedics.com/news_pdf/2010_PDF/PR01212010.pdf)

Milatuzumab

  The first clinical trial of the doxorubicin conjugate of milatuzumab is expected to begin patient enrollment in the third quarter of fiscal year 2010 for the treatment of multiple myeloma

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 145 patents issued in the United States and more than 300 other patents issued worldwide, protects our product candidates and technologies. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab for autoimmune indications and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

	December 31,	June 30,
	2009	2009
ASSETS
Current Assets:
Cash and cash equivalents	$18,611,045	$27,390,778
Auction rate securities - current	5,320,000	--
Accounts receivable, net of allowance for doubtful accounts	712,878	702,021
Inventory	725,760	232,920
Other receivables	1,350,383	1,128,835
Prepaid expenses	594,070	375,934
Other current assets	207,837	396,293
	27,521,973	30,226,781

Property and equipment, net	4,896,453	5,079,354
Auction rate securities - non current	12,484,317	17,458,349
Value of life insurance policies	518,428	486,428
Other long-term assets	30,000	30,000

	$45,451,171	$53,280,912

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and other accrued expenses	$4,750,409	$4,746,286
Deferred revenue - current	3,913,800	45,685,385
Other liabilities	925,989	872,700
Stockholders' equity	35,860,973	1,976,541

	$45,451,171	$53,280,912

Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues:
Product sales	$910,745	745,516	1,678,199	1,807,351
License fee and other revenues	3,913,800	7,321,000	41,771,585	10,965,000
Research & development	271,542	446,253	671,601	642,351
Total Revenues	$5,096,087	8,512,769	44,121,385	13,414,702
Costs and Expenses	4,474,944	7,031,946	11,732,207	14,325,740
Operating Income (Loss)	621,143	1,480,823	32,389,178	(911,038)
Interest and Other Income	274,892	81,309	559,432	438,375
Income (Loss) before Income Tax Expense	896,035	1,562,132	32,948,610	(472,663)
Income Tax (Expense) Benefit	(125,672)	1,329,529	(166,656)	1,133,698
Net Income	$770,363	$2,891,661	$ 32,781,954	$661,035

Net Income per Common Share:
Basic	$0.01	$0.04	$0.44	$0.01
Diluted	$0.01	$0.04	$0.43	$0.01

Weighted average number of common
shares outstanding:
Basic	75,201,777	75,117,251	75,170,736	75,112,512
Diluted	76,902,912	75,363,251	76,871,871	75,358,512

CONTACT:  Immunomedics, Inc.
          Dr. Chau Cheng, Associate Director, Investor Relations &
           Business Analysis
          (973) 605-8200, extension 123
          ccheng@immunomedics.com